Exhibit 99.1

NEWS RELEASE

LANCER FILES FORM 12b-25 WITH SECURITIES AND
EXCHANGE COMMISSION

SAN ANTONIO, TEXAS, November 17, 2003— Lancer Corporation announced that it has filed a Form 12b-25 “Notification of Late Filing” with the Securities and Exchange Commission with respect to its third quarter report on Form 10-Q.  This notification of late filing follows the Company’s prior announcement that it had filed a Form 12b-25 for its second quarter 10-Q.  Both late filings are the result of the pending reviews of the financial information contained in the 10-Qs by the Company’s independent auditors which will not be completed until the previously announced independent investigation being conducted by Lancer’s Audit Committee is concluded.  The Company intends to make both of its quarterly filings as soon as practicable, but cannot state with certainty when such filings will occur.

Net sales for the three months ended September 30, 2003 were approximately $30.2 million, down approximately 19% from $37.3 million in the third quarter of 2002.  Net sales for the nine months ended September 30, 2003 were approximately $86.5 million, down approximately 18% from sales in the first three quarters of 2002.  Total debt was $16.1 million on September 30, 2003, $18.8 million on June 30, 2003, and $17.5 million on December 31, 2002.  Income from continuing operations for the third quarter and the first nine months of 2003 is expected to be lower than in the comparable periods of 2002, primarily as a result of the decline in revenue, and other costs, including the possible effects, if any, resulting from the Audit Committee investigation.  No reasonable estimate of results can be made, however, until the Audit Committee investigation is complete.

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.